Appendix A

OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

Two Roads Shared Trust

As of: May 29, 2016

Fund	Operating Expense Limit	Minimum Duration
HANLON MANAGED INCOME FUND
Class A	1.70%	November 28, 2017
Class C	2.45%	November 28, 2017
Class I	1.45%	November 28, 2017
Class R	1.85%	November 28, 2017
Investor Class	2.45%	November 28, 2017

HANLON TACTICAL DIVIDEND MOMENTUM FUND
Class A	1.70%	November 28, 2017
Class C	2.45%	November 28, 2017
Class I	1.45%	November 28, 2017
Class R	1.85%	November 28, 2017
Investor Class	2.45%	November 28, 2017

TWO ROADS SHARED TRUST, On behalf of the Hanlon Managed Income Fund and Hanlon Tactical Dividend and Momentum Fund By: /s/ Andrew Rogers Name: Andrew Rogers Title: President	HANLON INVESTMENT MANAGEMENT, INC. By: /s/ Tom Ericson Name: Tom Ericson Title: General Counsel